Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Phone: 908/206-3700
BREEZE-EASTERN REPORTS FISCAL 2008
FIRST QUARTER RESULTS
Union, New Jersey – August 1, 2007 – Breeze-Eastern Corporation (AMEX:BZC) today reported that net income for the 2008 fiscal first quarter increased to $641 thousand from $18 thousand in the prior-year period or income of $.07 per diluted share in the 2008 fiscal first quarter compared to $.00 per diluted share in the prior-year period which had included a pretax charge of $1.3 million related to the refinancing of the Company’s debt. Operating income for the first quarter of fiscal 2008 was $2.0 million compared to $2.7 million for the first quarter of fiscal 2007. Sales of $16.3 million in the fiscal first quarter of 2008 were essentially the same as the prior-year period. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the first quarter of fiscal 2008 was $2.3 million versus last year’s $3.0 million. New orders received during the 2008 fiscal first quarter were $8.1 million compared to $47.6 million in the prior fiscal year’s first quarter. The Company’s book-to-bill ratio for the 2008 first quarter was 0.5, compared with 2.9 in last year’s first quarter and 1.4 for the full fiscal year 2007. New orders received in the first quarter of fiscal 2007 included a $21.5 million order related to the Airbus A400M Military Transport Aircraft program which is expected to commence shipping in calendar year 2009 and continue through 2020.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “While overall sales in the first quarter of fiscal 2008 were equal to last year, the strong demand we had seen for spare parts softened which resulted in a significant shift in the mix of product sold. As a consequence, new equipment represented 53% of the product sold in the fiscal first quarter 2008 versus 42% for the same period last year. In addition, the fiscal first quarter of 2007 included shipments of certain new equipment that carried higher margins than normal. The gross margin of 40% in the fiscal first quarter of 2008 versus 46% for the same period last year reflects this shift as our sales of aftermarket products have substantially higher margins than our sales of new equipment. However, we expect the shipment pattern to shift back to more historical trends provided there is not a recurrence of the delays associated with the approval of the 2007 Federal government defense budget. We believe that this temporary situation has resulted in at least some of our order rate slowdown. The decrease in general, administrative and selling expenses is due to generally lower expenses in most of the major cost centers. Our debt, net of cash on hand, at the end of the first quarter of fiscal 2008 was $36.9 million, a decrease of $2.1 million from March 31, 2007.”
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation – August 1, 2007
Fiscal 2008 First Quarter Earnings Release	Page 2 of 5
Outlook for Fiscal 2008 Unchanged
Mr. White concluded, “We continue to remain bullish on the remainder of the fiscal year. We have initiated certain cost cutting measures in the second quarter that we believe will help our bottom line. In addition, heightened prudence will be exercised regarding discretionary spending until the shift in order patterns I mentioned earlier materializes. We remain committed to meeting our previously stated targets for fiscal 2008 of $77.0 million in sales, and Adjusted EBITDA of approximately $15.9 million.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $73.3 million in the fiscal year ended March 31, 2007.
Non–GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

Breeze-Eastern Corporation — August 1, 2007
Fiscal 2008 First Quarter Earnings Release	Page 3 of 5

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — August 1, 2007
Fiscal 2008 First Quarter Earnings Release	Page 4 of 5
BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended
	7/1/07	7/2/06
Net sales	$16,255	$16,242
Cost of sales	9,838	8,817

Gross profit	6,417	7,425

General, administrative and selling expenses	4,402	4,746
Interest expense	932	1,269
Other expense-net	14	49
Loss on extinguishment of debt	—	1,331

Income before income taxes	1,069	30

Provision for income taxes	428	12

Net income	$641	$18

Basic earnings per share:
Net income	$0.07	$0.00

Diluted earnings per share:
Net income	$0.07	$0.00

Weighted average basic shares	9,286,000	9,230,000
Weighted average diluted shares	9,376,000	9,314,000
BALANCE SHEET INFORMATION

	7/1/07	3/31/07
Current assets	$42,760	$44,955
Property, plant and equipment – net	4,600	4,779
Other assets	30,327	30,737

Total assets	$77,687	$80,471

Current portion of long-term debt and short term borrowings	$6,165	$8,346
Other current liabilities	13,193	13,469

Total current liabilities	19,358	21,815
Long-term debt	31,695	32,750
Other non-current liabilities	9,129	9,007
Stockholders’ equity	17,505	16,899

Total liabilities and stockholders’ equity	$77,687	$80,471

Breeze-Eastern Corporation — August 1, 2007
Fiscal 2008 First Quarter Earnings Release	Page 5 of 5
Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended
	7/1/07	7/2/06
Net sales	$16,255	$16,242
Cost of sales	9,838	8,817

Gross Profit	6,417	7,425

General, administrative and selling expenses	4,402	4,746

Operating income	2,015	2,679

Add back: depreciation and amortization	292	345

Adjusted EBITDA	$2,307	$3,024

Net income	$641	$18
Provision for income taxes	428	12
Depreciation and amortization	292	345
Interest expense	932	1,269
Other expense-net	14	49
Loss on extinguishment of debt	—	1,331

Adjusted EBITDA	$2,307	$3,024

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